Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AP CAPS III, CORP.

August 27, 2020

FIRST: The name of this corporation (the "Corporation") shall be AP Caps III, Corp.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County, United States, and the name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 10,000, consisting of 9,990 shares of common stock, par value $0.01 per share, of which (i) 8,000 shares are designated as Class A Common Stock, par value $0.01 per share, (the "Class A Common Stock"), (ii) 1,990 shares are designated as Class B Common Stock, par value $0.01 per share, (the "Class B Common Stock"), and (iii) 10 shares designated as Preferred Stock, par value $0.01 per share (the "Preferred Stock").

FIFTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address

Laurie D. Medley	Apollo Global Management 9 West 57th Street New York, NY 10019

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

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IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of this 27th day of August, 2020.

/s/ Laurie D. Medley
Laurie D. Medley
Incorporator

[Signature Page to AP Caps III, Corp. —Certificate of Incorporation]